Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

VIACELL, INC.

BY

VICTOR ACQUISITION CORP.

an indirect wholly owned subsidiary

OF

PERKINELMER, INC.

AT

$7.25 PER SHARE NET TO SELLERS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THURSDAY, NOVEMBER 8, 2007, UNLESS THE OFFER IS EXTENDED.

October 12, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 12, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by Victor Acquisition Corp. (“Offeror”), an indirect wholly owned subsidiary of PerkinElmer, Inc. (“PerkinElmer”), to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of ViaCell, Inc. (“ViaCell”), at $7.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. If your certificates for Shares (the “Share Certificates”) are not immediately available or if you cannot deliver your Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or if you cannot complete the procedure for book-entry transfer on a timely basis, then you may be able to tender your Shares according to the guaranteed delivery procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of these Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer Price is $7.25 per Share, net to you in cash, without interest and subject to any required withholding of taxes.

2. The Offer is made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 1, 2007, among PerkinElmer, Offeror and ViaCell (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Offeror will be merged with and into ViaCell (the “Merger”). Following the effective time of the Merger, ViaCell will continue as the surviving corporation and become a wholly owned subsidiary of PerkinElmer, and the separate corporate existence of Offeror will cease.

4. The board of directors of ViaCell has unanimously (1) determined that the Offer and the Merger are fair to, and in the best interest of, ViaCell and its stockholders, (2) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and (3) declared the advisability of the Merger Agreement and resolved to recommend that ViaCell’s stockholders tender their Shares in the Offer and adopt the Merger Agreement.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Thursday, November 8, 2007, unless the Offer is extended.

6. You will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is conditioned upon, among other things, (1) at least a majority of the outstanding shares of ViaCell common stock on a fully-diluted basis having been validly tendered in accordance with the terms of the Offer and not properly withdrawn and (2) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14—“Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. PerkinElmer and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If PerkinElmer and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, PerkinElmer and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, PerkinElmer and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the ViaCell stockholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

VIACELL, INC.

BY

VICTOR ACQUISITION CORP.

an indirect wholly owned subsidiary

OF

PERKINELMER, INC.

AT

$7.25 PER SHARE NET TO SELLERS

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated October 12, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Victor Acquisition Corp. (“Offeror”), a wholly owned subsidiary of PerkinElmer, Inc. (“PerkinElmer”), to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Viacell, Inc. (“ViaCell”), at $7.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to Be Tendered* Shares

Account Number:

Tax Identification or Social Security Number(s):

Signature(s):

Please Print Name:

Address:

Area Code and Telephone:

Dated: , 2007

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.